FOR IMMEDIATE RELEASE

For  MobileMedia:                                        For Arch:
Krista Grossman 201/969-4959 (Media)                     Bob Lougee 508/870-6771
Lynne Burns 201/969-4999 (Investors)


                COURT CONFIRMS MOBILEMEDIA PLAN OF REORGANIZATION

    Confirmation Achieves Major Condition of Merger With Arch Communications

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Fort Lee, NJ and Westborough, MA, April 12, 1999 -- MobileMedia Corporation and
Arch Communications Group, Inc. (Nasdaq: APGR) announced that MobileMedia's Third Amended Plan of Reorganization (the "Plan"), which provides for the merger of MobileMedia into Arch, has been confirmed by the U.S. Bankruptcy Court for the District of Delaware. The Bankruptcy Court confirmed the Plan after certain objectors to the Plan withdrew their alternative proposal.

MobileMedia and Arch expect to close the merger transaction in early June, at which time MobileMedia will officially emerge from Chapter 11 protection. The merger of Arch and MobileMedia will create the nation's second largest paging company with more than seven million paging units-in-service in all 50 states.

Joseph A. Bondi, chairman-restructuring of MobileMedia and a managing director of turnaround consultants Alvarez & Marsal, Inc., said, "We are delighted that the Court has confirmed our Plan and approved the merger with Arch - this merger will be a successful outcome for both the Company and our creditors, with our secured creditors being paid in full in cash and unsecured creditors becoming owners of a majority equity position in Arch. The merger with Arch is testimony to the significant progress MobileMedia has made over the past two years to strengthen our operations and finances. We look forward to emerging from Chapter 11 and combining our strengths with Arch's to form a potent wireless messaging competitor."

C. Edward Baker, Jr., Arch chairman and chief executive officer, said, "The Court's decision is great news for MobileMedia and Arch because it means we are in the final phase of completing the merger of our two companies. The combination with MobileMedia will position Arch as a leader in the wireless messaging industry, with substantial organizational and strategic assets, comprehensive market coverage in all 50 states, and a strong presence in all key channels of distribution. We look forward to closing the merger and beginning to integrate and leverage the strength of our respective organizations."

                                     (more)
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MobileMedia Plan of Reorganization Confirmed/Page 2


At the confirmation hearing on April 12, certain objectors to MobileMedia's Plan withdrew an alternative reorganization proposal (the "Objectors Proposal"), which contemplated a combination of MobileMedia with TSR Wireless, LLC, a privately held company. The Objectors Proposal was withdrawn after it became clear that it had failed to receive significant support by MobileMedia's creditors other than those who had originally opposed the merger with Arch.

MobileMedia filed a voluntary petition under chapter 11 of the U.S. Bankruptcy Code on January 30, 1997. MobileMedia and Arch executed their merger agreement on August 19, 1998 and have since executed certain amendments thereto. On December 2, 1998, MobileMedia filed the Plan, which provides for the merger. The Plan was accepted by the Company's creditors as of January 27, 1999 and was accepted in a Court-ordered re-vote by the Company's Class 6 creditors on March 23, 1999. The Federal Communications Commission approved the transfer of wireless messaging licenses from MobileMedia to Arch by order dated February 2, 1999 and released on February 5, 1999.

MobileMedia Corporation, Fort Lee, N.J., is one of the largest providers of paging and personal communications services, offering local, regional and nationwide coverage in all 50 states, the District of Columbia and in the Caribbean. MobileMedia Communications, Inc., doing business as MobileComm, is a wholly-owned subsidiary of MobileMedia Corporation. MobileComm can be found on the Internet at www.mobilecomm.com. MobileComm is not associated with MobilComm, Inc. of Cincinnati, Ohio.

Arch Communications Group, Inc., Westborough, MA, is the third largest paging company in the United States, with more than four million units in service. Founded in 1986, it provides narrowband wireless messaging services, principally paging, to subscribers nationwide. Arch's 2,600 employees operate from approximately 175 offices and Company-owned stores in 42 states. Additional information on Arch is available on the Internet at www.arch.com.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this news release which are not historical fact, such as forward-looking statements concerning confirmation of the Plan, completion of the merger, and future financial performance and growth, involve risks and uncertainties, including those described in Arch's most recent Annual Report on Form 10-K. Although Arch and MobileMedia believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, they can give no assurance that their expectations will be attained. Factors that could cause actual results to differ materially from their expectations include the challenges of integrating the businesses of Arch and MobileMedia, the future capital needs following the merger, the uncertainty of additional funding, and other risks. Any forward-looking statements represent the best judgment of both Arch and MobileMedia as of the date of this release. The companies disclaim any intent or obligation to update any forward-looking statements.


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